Exhibit 10.14

Executive Employment Agreement

This Executive Employment Agreement (this “Agreement”), dated as of ____ __, 2019 (the “Effective Date”), is made by and between LogMeIn USA, Inc., a Delaware corporation (together with any successor thereto, the “Company”) and wholly-owned subsidiary of LogMeIn, Inc. (“Parent”), and [_______________] (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of Executive following the Effective Date and thereafter by entering into this Agreement.
B.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.Employment.

(a)General.  On the Effective Date the Company shall continue to employ Executive and Executive shall remain in the employ of the Company in the position(s) set forth in this Section 1, subject to the other terms and conditions herein provided.

(b)At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either Party at any time for any or no reason (subject to the notice requirements of Section 3(b)).  This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by the Company or as provided by applicable law.  The term of this Agreement (the “Term”) shall commence on the Effective Date and end on the date the Executive’s employment is terminated under Section 3.

(c)Positions and Duties.  Executive shall serve as [TITLE] of the Company with such responsibilities, duties and authority normally associated with such positions and as may from time to time be reasonably assigned to Executive by the [Executive’s direct manager, the Chief Executive Officer of the Company, the] Board of Directors of Parent or an authorized committee of the Board (in either case, the “Board”).  Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable), provided that Executive may engage in outside business activities (including serving on outside boards or committees) to the extent such activities do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement or violate the terms of the LogMeIn, Inc. Restrictive Covenants Agreement [which the Executive previously entered into with Parent in connection with Executive’s commencement of employment][which the Executive has executed on or about the Effective Date of this Agreement] (the “Restrictive Covenant Agreement”).  Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time-to-time, in each case as amended from time-to-time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

2.Compensation and Related Matters.

(a)Annual Base Salary.  Executive shall receive a base salary at a rate of $[__________] per annum, which shall be paid in accordance with the customary payroll practices of the Company and may be pro-rated for partial years of employment.  Such annual base salary shall be reviewed (and may be increased) from time-to-time by the Board (such annual base salary, as it may be increased from time to time, the “Annual Base Salary”).

(b)Bonus.  During the Term, Executive will be eligible to participate in an annual cash incentive program established by the Board.  Executive’s annual cash incentive compensation under such incentive program (the “Annual Bonus”) shall be established annually by the Board with the target amount of such Annual Bonus to be based on a percentage of the Executive’s Annual Base Salary (such target amount, as it may be increased from time to time, the “Target Bonus”).  The Annual Bonus actually payable under the incentive program shall be based on the achievement of performance goals to be determined by the Board.  The Executive’s Annual Bonus and Target Bonus may be reviewed from time-to-time by the Board.

(c)Benefits.  During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company (including paid time off, medical, dental and 401(k) plans), consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.  In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(d)Business Expenses.  During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(e)Key Person Insurance.  The Company shall have the right to insure the life of Executive for the Company’s sole benefit.  The Company shall have the right to determine the amount of insurance and the type of policy.  Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive.  Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3.Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)Circumstances.

(i)Termination for Cause.  The Company may terminate Executive’s employment for Cause, as defined below.

(ii)Termination without Cause.  The Company may terminate Executive’s employment without Cause.

(iii)Resignation from the Company with Good Reason.  Executive may resign Executive’s employment with the Company with Good Reason, as defined below.

(iv)Resignation from the Company Without Good Reason.  Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(b)Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 3 shall be communicated by a written notice to the other Party hereto (i) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment, and (ii) specifying a Date of Termination which, if provided by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs on or following the date of the Notice of Termination and is prior to the Date of Termination specified in the Notice of Termination, which change shall continue to be considered a resignation by Executive.  The failure by either Party to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.

(c)Company Obligations upon Termination.  Upon termination of Executive’s employment pursuant to any of the circumstances listed in this Section 3, Executive shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any expenses owed to Executive pursuant to Section 2(d); and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”).  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided in a benefit plan (other than a severance plan, policy or similar arrangement) or herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(d)Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4.Severance Payments.

(a)Termination for Cause or Resignation from the Company Without Good Reason.  If Executive’s employment shall terminate pursuant to Section 3(a)(i) for Cause, or pursuant to Section 3(a)(iv) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)Termination without Cause, or Resignation from the Company with Good Reason.  If Executive’s employment terminates without Cause pursuant to Section 3(a)(ii), or pursuant to Section 3(a)(iii) due to Executive’s resignation with Good Reason, then, subject to Executive signing on or before the 60th day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in substantially the form attached hereto as Exhibit A (the “Release”), and Executive’s continued compliance with Section 5, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i)an amount in cash equal to one (1) times the Executive’s Annual Base Salary, payable in the form of a lump sum payment on the First Payment Date (as defined below); and

(ii)if Executive elects to receive continued medical, dental and/or vision coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the last day of the 12 month period following the date of the Executive’s Separation from Service (the “Severance Period”), (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA, or (Z) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).  Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company may alter the manner in which medical, dental or vision coverage is provided to Executive after the Date of Termination so long as such alteration does not increase the after-tax cost to Executive of such benefits.

(c)Change in Control.  In lieu of the payments and benefits set forth in Section 4(b), in the event the Executive’s employment terminates without Cause pursuant to Section 3(a)(ii), or pursuant to Section 3(a)(iii) due to Executive’s resignation with Good Reason, in either case, on or within 24 months following the date of a Change in Control, subject to Executive signing on or before the 60th day following Executive’s Separation from Service, and not revoking, the Release, and Executive’s continued compliance with Section 5, Executive shall receive, in addition to the payments and benefits set forth in Section 3(c), the following:

(i) an amount in cash equal to [two (2) times] the sum of (A) the Executive’s Annual Base Salary plus (B) the Target Bonus, payable in the form of a lump sum payment on the First Payment Date;

(ii)the benefits set forth in Section 4(b)(ii)[, provided that the “Severance Period” will mean the period commencing on Executive’s Separation from Service and ending upon the last day of the [18] month period following the date of the Executive’s Separation from Service]; and

(iii)immediate vesting of all unvested equity or equity-based awards held by Executive under any Parent equity compensation plans that vest solely based on the passage of time (for the avoidance of doubt, any awards that vest in whole or in part based on the attainment of performance-vesting conditions shall be governed by the terms of the applicable performance-based award agreement).

(d)Survival.  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 will survive the termination of Executive’s employment and the termination of the Term.

5.Restrictive Covenants.  Executive agrees to at all times abide by the terms of the Restrictive Covenant Agreement, which are hereby incorporated by reference into this Agreement.  Executive acknowledges that the provisions of the Restrictive Covenant Agreement will survive the termination of Executive’s employment for the periods set forth in the Restrictive Covenant Agreement.

6.Assignment and Successors.

The Company must assign its rights and obligations under this Agreement to any of its affiliates or to any successor to the business or the assets of the Company (by merger or otherwise), unless automatically assumed by operation of law.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7.Certain Definitions.

(a)Cause.  As used in this Agreement, “Cause” shall mean (a) a good faith finding by a majority of our Board (excluding the vote of the Executive, if then a director) that (i) the Executive has failed to perform his reasonably assigned material duties for the Company and, if amenable to cure, has not cured such failure within thirty (30) days following notice from the Company; (ii) the Executive has engaged in gross negligence or willful misconduct, which has or is expected to have a material detrimental effect on the Company; (iii) the Executive has engaged in fraud, embezzlement or other material dishonesty; (iv) the Executive has engaged in any conduct which would constitute grounds for termination for material violation of the Company’s policies in effect at that time and, if amenable to cure, has not cured such violation within thirty (30) days following notice from the Company; or (v) the Executive has breached any material provision of any nondisclosure, invention assignment, non-competition or other similar agreement between the Executive and the Company or Parent, including without limitation the Restrictive Covenant Agreement, and, if amenable to cure, has not cured such breach within thirty (30) days following notice from the Company; or (b) the conviction by the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony.

(b)Change in Control.  “Change in Control” shall mean the sale of all or substantially all of the capital stock, assets or business of Parent, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the common stock of Parent immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

(c)Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(d)Date of Termination.  “Date of Termination” shall mean  either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(e)Good Reason.  “Good Reason” shall mean the occurrence, without the Executive’s written consent, of any of the following events or circumstances: (a) following the date of a Change in Control, the assignment to the Executive of duties that involve materially less authority and responsibility and are materially inconsistent with the Executive’s position, role, authority or responsibilities in effect immediately prior to such Change in Control; (b) the relocation of the Executive’s primary place of work to a location that results in an increase in the Executive’s daily one way commute of at least 30 miles; (c) the material reduction of the Executive’s Annual Base Salary (including commissions) or Target Bonus; or (d) a material breach by the Company of this Agreement or any other written agreement with Executive. Notwithstanding the occurrence of any of the foregoing events or circumstances, Executive’s resignation shall not be for “Good Reason” unless (x) the Executive gives the Company, no more than 90 days after the initial existence of such event or circumstance, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (y) such event or circumstance has not been fully corrected within 30 days of the Company’s receipt of such notice; and (z) the Executive’s resignation of employment occurs within 30 days following the expiration of the 30 day period set forth in clause (y).

8.Parachute Payments.

(a)Notwithstanding any other provisions of this Agreement or any Parent equity plan or agreement, in the event that any payment or benefit by the Company or Parent or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4(b) and Section 4(c) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 8(b)) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)The Total Payments shall be reduced in the following order:  (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of equity awards shall be first applied to equity awards that would otherwise vest last in time.

(c)The Company will select an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax (the “Independent Advisors”) to make determinations regarding the application of this Section 8.  For purposes of such determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation.  The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d)In the event it is later determined that to implement the objective and intent of this Section 8, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Executive to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Executive, except to the extent the Company reasonably determines would result in imposition of an excise tax under Section 409A.

9.Miscellaneous Provisions.

(a)Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction that would result in the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts, and where applicable, the laws of the United States.

(b)Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)If to the Company, to the General Counsel of the Company at the Company’s headquarters,

(ii)If to Executive, to the last address that the Company has in its personnel records for Executive, or

(iii)At any other address as any Party shall have specified by notice in writing to the other Party.

(d)Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(e)Entire Agreement.  The terms of this Agreement, the Restrictive Covenant Agreement incorporated herein by reference as set forth in Section 5, the Indemnification Agreement (defined below) and any equity award agreement between the Company or Parent and Executive entered into prior to the date hereof are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including without limitation any prior employment agreement or offer letter between Executive and the Company and any severance plan, program or policy of the Company.  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)Indemnification.  Executive acknowledges that Executive has or will enter into an Indemnification Agreement in substantially the form attached as Exhibit B hereto (the “Indemnification Agreement”).

(g)Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)No Inconsistent Actions.  The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(i)Construction.  This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any Party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j)Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k)Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l)Section 409A.

(i)General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A, other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A.

(ii)Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”).  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

10.Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

LogMeIn USA, Inc.

By:
Name:
Title:

By Executive:

[Executive Name]

[Signature Page to Employment Agreement]

EXHIBIT A

Form of Release Agreement

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between [________________] (“Executive”) and LogMeIn USA, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of _______ __, 2019 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits or Executive’s right to defense or indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).   The Company agrees not to contest Executive’s application for unemployment benefits; provided that nothing herein shall prohibit the Company from responding truthfully to requests for information from, or require the Company to make any false or misleading statements to, any governmental authority.

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.Severance Payments; Salary and Benefits.  The Company agrees to provide Executive with the severance payments and benefits described in Section 4(b) or Section 4(c) of the Employment Agreement, as applicable, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.Release of Claims.  Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a)any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

[Signature Page to Employment Agreement]

(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; the California WARN Act; the California Labor Code; the California Business & Professions Code Section 17200; the Massachusetts Payment of Wages Law; and the Massachusetts Fair Employment Practices Law;

(e)any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h)any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the Massachusetts Payment of Wages Law); and

(i)any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims.  This release further does not release claims for breach of Section 3(c), Section 4(b) or Section 4(c) of the Employment Agreement.

3.Acknowledgment of Waiver of Claims under ADEA.  Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement.  Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement, and the Parties agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.Release of Unknown Claims. Executive acknowledges that Executive has been advised of and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive, being aware of said Code Section, hereby expressly waives any rights Executive may have thereunder, as well as under any other statutes or common law principles of similar effect.

5.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

6.No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

7.Governing Law.  This Agreement shall be subject to the provisions of Sections 9(a) and 9(c) of the Employment Agreement.

8.Effective Date.  If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).  If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the “Effective Date” shall be the date on which Executive signs this Agreement.

9.Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

LogMeIn USA, Inc.
Dated:
[______________]

[NAME]
Dated:	By:
Name:
Title:

Exhibit B

Form of Indemnification Agreement

This Agreement is made as of the ____ day of _____________________ 201__, by and between LogMeIn, Inc., a Delaware corporation (the “Corporation), and                                      (the “Indemnitee”), an executive of the Corporation.

WHEREAS, it is essential to the Corporation to retain and attract as executives the most capable persons available, and

WHEREAS, the increase in corporate litigation subjects executives to expensive litigation risks, and

WHEREAS, it is now and has always been the express policy of the Corporation to indemnify its executives, and

WHEREAS, the Corporation desires the Indemnitee to serve, or continue to serve, as an executive of the Corporation.

NOW THEREFORE, the Corporation and the Indemnitee do hereby agree as follows:

1.Agreement to Serve.  The Indemnitee agrees to serve or continue to serve as an executive of the Corporation for so long as the Indemnitee is duly elected or appointed or until such time as the Indemnitee tenders a resignation in writing.

2.Definitions.  As used in this Agreement:

(a)The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternative dispute resolution proceeding, administrative hearing or other proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, and any appeal therefrom.

(b)The term “Corporate Status” shall mean the status of a person who is or was, or has agreed to become, an executive of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, fiduciary, partner, trustee, member, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust, limited liability company or other enterprise.

(c)The term “Expenses” shall include, without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees and expenses of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and other disbursements or expenses of the types customarily incurred in connection with investigations, judicial or administrative proceedings or appeals, but shall not include the amount of judgments, fines or penalties against Indemnitee or amounts paid in settlement in connection with such matters.

(d)References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Agreement.

3.Indemnity of Indemnitee.  Subject to Sections 6, 8 and 10, the Corporation shall indemnify the Indemnitee in connection with any Proceeding as to which the Indemnitee is, was or is threatened to be made a party (or is otherwise involved) by reason of the Indemnitee’s Corporate Status, to the fullest extent permitted by law (as such may be amended from time to time).  In furtherance of the foregoing and without limiting the generality thereof:

(a)Indemnification in Third-Party Proceedings.  The Corporation shall indemnify the Indemnitee in accordance with the provisions of this Section 3(a) if the Indemnitee was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding (other than a Proceeding by or in the right of the Corporation to procure a judgment in its favor or a Proceeding referred to in Section 6 below) by reason of the Indemnitee’s Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such Proceeding, if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation (which may include negligent acts) and, with respect to any criminal Proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

(b)Indemnification in Proceedings by or in the Right of the Corporation.  The Corporation shall indemnify the Indemnitee in accordance with the provisions of this Section 3(b) if the Indemnitee was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the Indemnitee’s Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such Proceeding, if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that, if applicable law so provides, no indemnification shall be made under this Section 3(b) in respect of any claim, issue, or matter as to which the Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as the Court of Chancery or such other court shall deem proper.

4.Indemnification of Expenses of Successful Party.  Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding or in defense of any claim, issue or matter therein (other than a Proceeding referred to in Section 6), the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith.  Without limiting the foregoing, if any Proceeding or any claim, issue or matter therein is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his or her conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

5.Indemnification for Expenses of a Witness.  To the extent that the Indemnitee is, by reason of the Indemnitee’s Corporate Status, a witness in any Proceeding to which the Indemnitee is not a party, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith.

6.Exceptions to Right of Indemnification.  Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 11, the Corporation shall not indemnify the Indemnitee in connection with a Proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.  Notwithstanding anything to the contrary in this Agreement, the Corporation shall not indemnify the Indemnitee to the extent the Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to the Indemnitee and the Indemnitee is subsequently reimbursed from the proceeds of insurance, the Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

7.Contribution in the Event of Joint Liability.  If the indemnification provided for in this Agreement for any reason other than the statutory limitations of applicable law or as provided for in this Agreement, is held by a court of competent jurisdiction to be unavailable to an Indemnitee in respect of any losses, claims, damages, expenses or liabilities in which the Corporation is jointly liable with such Indemnitee, as the case may be (or would be jointly liable if joined), then the Corporation, in lieu of indemnifying the Indemnitee thereunder, shall contribute to the amount actually and reasonably incurred and paid or payable by the Indemnitee as a result of such losses, claims, damages, expenses or liabilities in such proportion as is appropriate to reflect (a) the relative benefits received by the Corporation and the Indemnitee, and (b) the relative fault of the Corporation and such Indemnitee in connection with the action or inaction that resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations.  The relative fault of the Corporation and the Indemnitee shall be determined by reference to, among other things, (i) whether an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact relates to information supplied by the Corporation or the Indemnitee, (ii) the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such losses, claims, damages, expenses or liabilities, (iii) the degree to which the parties’ actions were motivated by intent to gain personal profit or advantage, (iv) the degree to which the parties’ liability is primary or secondary, and (v) the degree to which the parties’ conduct is active or passive.  The Corporation and the Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph.  No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

8.Notification and Defense of Claim.  As a condition precedent to the Indemnitee’s right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any Proceeding for which indemnity will or could be sought; provided that failure or delay to provide such notice shall not limit the Indemnitee’s right to indemnification hereunder except to the extent the Corporation is prejudiced by such failure or delay.  With respect to any Proceeding of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.  After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such Proceeding, other than as provided below in this Section 8.  The Indemnitee shall have the right to employ his or her own counsel in connection with such Proceeding, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such Proceeding or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Agreement, and provided that Indemnitee’s counsel shall cooperate reasonably with the Corporation’s counsel to minimize the cost of defending claims against the Corporation and the Indemnitee.  The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.  The Corporation shall not be required to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent.  The Corporation shall not settle any Proceeding in any manner that would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent.  Neither the Corporation nor the Indemnitee will unreasonably withhold or delay their consent to any proposed settlement.

9.Advancement of Expenses.  Subject to the provisions of Section 10, in the event that the Corporation does not assume the defense pursuant to Section 8 of any Proceeding of which the Corporation receives notice under this Agreement, any Expenses actually and reasonably incurred by or on behalf of the Indemnitee in defending such Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding; provided, however, that the payment of such Expenses incurred by or on behalf of the Indemnitee in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Agreement.  Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make repayment.  Any advances and undertakings to repay pursuant to this Section 9 shall be unsecured and interest-free.

10.Procedures.

(a)In order to obtain indemnification or advancement of Expenses pursuant to this Agreement, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of Expenses.  Any such indemnification or advancement of Expenses shall be made promptly, and in any event within 20 days after receipt by the Corporation of the written request of the Indemnitee, unless the Corporation determines within such 20-day period that the Indemnitee did not meet the applicable standard of conduct.  Such determination, and any determination that advanced Expenses must be repaid to the Corporation, shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the Proceeding (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by a majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by applicable law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

(b)The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(c)The Indemnitee shall cooperate with the person, persons or entity making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination.  Any Expenses actually and reasonably incurred by the Indemnitee in so cooperating shall be borne by the Corporation (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Corporation hereby indemnifies the Indemnitee therefrom.

11.Remedies.  The right to indemnification or advancement of Expenses as provided by this Agreement shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the applicable period referred to in Section 10.  Unless otherwise required by law, the burden of proving that indemnification or advancement of Expenses is not appropriate shall be on the Corporation.  Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.  The Indemnitee’s Expenses actually and reasonably incurred in connection with successfully establishing the Indemnitee’s right to indemnification, in whole or in part, in any such Proceeding shall also be indemnified by the Corporation.

12.Partial Indemnification.  If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with any Proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such Expenses, judgments, fines, penalties or amounts paid in settlement to which the Indemnitee is entitled.

13.Subrogation.  In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

14.Term of Agreement.  This Agreement shall continue so long as (a) Indemnitee could be subject to any possible Proceeding subject to indemnification by reason of Indemnitee’s Corporate Status and shall be applicable to Proceedings commenced or continued after execution of this Agreement, whether arising from acts or omissions occurring before or after such execution or (b) the final termination of all Proceedings pending during the period set forth in clause (a) in respect of which the Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Indemnitee pursuant to Section 11 of this Agreement relating thereto.

15.Indemnification Hereunder Not Exclusive.  The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under the Certification of Incorporation, the By-Laws, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of Delaware, any other law (common or statutory), or otherwise, both as to action in the Indemnitee’s official capacity and as to action in another capacity while holding office for the Corporation.  Nothing contained in this Agreement shall be deemed to prohibit the Corporation from purchasing and maintaining insurance, at its expense, to protect itself or the Indemnitee against any expense, liability or loss incurred by it or the Indemnitee in any such capacity, or arising out of the Indemnitee’s status as such, whether or not the Indemnitee would be indemnified against such expense, liability or loss under this Agreement; provided that the Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

16.No Special Rights.  Nothing herein shall confer upon the Indemnitee any right to continue to serve as an executive of the Corporation for any period of time or at any particular rate of compensation.

17.Savings Clause.  If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify the Indemnitee as to Expenses, judgments, fines, penalties and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

18.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

19.Successors and Assigns.  This Agreement shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the estate, heirs, executors, administrators and personal representatives of the Indemnitee.

20.Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

21.Modification and Waiver.  This Agreement may be amended from time to time to reflect changes in Delaware law or for other reasons.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall any such waiver constitute a continuing waiver.

22.Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand or (ii) if mailed by certified or registered mail with postage prepaid, on the third day after the date on which it is so mailed:

(a)	if to the Indemnitee, to:

(b)	if to the Corporation, to:	LogMeIn, Inc.
333 Summer Street
Boston, MA 02210
Attn: General Counsel
Email: legal@logmein.com

or to such other address as may have been furnished to the Indemnitee by the Corporation or to the Corporation by the Indemnitee, as the case may be.

23.Applicable Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.  The Indemnitee may elect to have the right to indemnification or reimbursement or advancement of Expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of Expenses is sought.  Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of Expenses is sought; provided, however, that if no such notice is given, and if the General Corporation Law of Delaware is amended, or other Delaware law is enacted, to permit further indemnification of the executives, then the Indemnitee shall be indemnified to the fullest extent permitted under the General Corporation Law, as so amended, or by such other Delaware law, as so enacted.

24.Enforcement.  The Corporation expressly confirms and agrees that it has entered into this Agreement in order to induce the Indemnitee to continue to serve as an executive of the Corporation, and acknowledges that the Indemnitee is relying upon this Agreement in continuing in such capacity.

25.Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.  For avoidance of doubt, the parties confirm that the foregoing does not apply to or limit the Indemnitee’s rights under Delaware law or the Corporation’s Certificate of Incorporation or By-Laws.

26.Consent to Suit.  In the case of any dispute under or in connection with this Agreement, the Indemnitee may only bring suit against the Corporation in the Court of Chancery of the State of Delaware.  The Indemnitee hereby consents to the exclusive jurisdiction and venue of the courts of the State of Delaware, and the Indemnitee hereby waives any claim the Indemnitee may have at any time as to forum non conveniens with respect to such venue.  The Corporation shall have the right to institute any legal action arising out of or relating to this Agreement in any court of competent jurisdiction.  Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CORPORATION:

By:

Name:

Title:

INDEMNITEE:

[Name]